Exhibit 99.1

press release

Septerna and Novo Nordisk to collaborate on oral small molecule medicines for obesity and other cardiometabolic diseases

Collaboration combines Novo Nordisk’s scientific leadership in obesity and cardiometabolic diseases with Septerna’s expertise in G protein-coupled receptor (GPCR) drug discovery

Goal is to develop multiple oral small molecule therapies for key GPCR targets, including GLP-1, GIP and glucagon receptors

Septerna is eligible to receive approximately 2.2 billion US dollars, including more than 200 million dollars in upfront and near-term payments

South San Francisco, California, US and Bagsværd, Denmark, 14 May 2025 – Septerna, Inc. (Nasdaq: SEPN) and Novo Nordisk today announced an exclusive global collaboration and license agreement to discover, develop and commercialise oral small molecule medicines for obesity, type 2 diabetes and other cardiometabolic diseases.

The companies will initially commence four development programmes for potential small molecule therapies directed to one or more select G protein-coupled receptor (GPCR) targets, including the GLP-1, GIP and glucagon receptors.

“Novo Nordisk has a rich history of innovation in obesity and diabetes. We are building on our scientific leadership in this space and developing a broad pipeline across various targets and modalities, including peptides and small molecules. Leveraging different modalities creates important optionality in our pipeline in terms of potential targets, dosing regimens and scalability,” said Marcus Schindler, executive vice president and chief scientific officer of Novo Nordisk. “Septerna has demonstrated strong capabilities in GPCR drug discovery, and we are excited about the opportunity to develop oral small molecule medicines directed at multiple targets.”

Novo Nordisk A/S Global Communication	Novo Alle 1 2880 Bagsværd Denmark	Tel: +45 4444 8888 www.novonordisk.com	CVR no: 24 25 67 90

GPCRs represent the largest and most diverse family of cell membrane receptors, with hundreds of different GPCRs regulating physiological processes in nearly every organ system of the human body. Using its proprietary Native Complex Platform™, Septerna aims to unlock the full potential of GPCR therapies. The company is focused on the discovery and development of a pipeline of oral small molecules for multiple therapeutic areas, initially focused on endocrinology, immunology and inflammation, and metabolic diseases.

“Novo Nordisk has a long-standing track record of bringing transformative therapies to market, particularly in the field of metabolic disease, which makes them the ideal partner to advance a suite of programmes targeting critical GPCRs for treating obesity, type 2 diabetes and other related conditions,” said Jeffrey Finer, M.D., Ph.D., chief executive officer and co-founder of Septerna. “This collaboration provides a significant opportunity to create multiple potentially groundbreaking oral medicines, while also providing Septerna with the operational flexibility and resources to advance our diverse portfolio of other GPCR-targeted programmes.”

Under the terms of the agreement, Septerna is eligible to receive approximately 2.2 billion US dollars from Novo Nordisk across an upfront payment and research, development and commercial milestone payments. This includes more than 200 million dollars in upfront and near-term milestone payments. Septerna is also eligible to receive tiered royalties on global net sales of marketed products. Novo Nordisk will cover all research and development expenses for partnered programs under the collaboration.

The companies will jointly conduct research activities from discovery through development candidate selection. Starting at IND-enabling activities, Novo Nordisk will have sole responsibility for all global development and commercialisation activities. In addition, Septerna has the right to opt in to a worldwide profit share for one program in the collaboration in lieu of future milestones and royalties for that product candidate.

The agreement is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Closing is expected to occur in the second quarter of 2025.

About GPCRs and Septerna’s Native Complex Platform

G protein-coupled receptors (GPCRs) represent the largest and most diverse family of cell membrane receptors, with hundreds of different GPCRs regulating physiological processes in nearly every organ system of the human body. They have been the most productive target class in drug discovery history, accounting for approximately one-third of all FDA-approved drugs.

Novo Nordisk A/S Global Communication	Novo Alle 1 2880 Bagsværd Denmark	Tel: +45 4444 8888 www.novonordisk.com	CVR no: 24 25 67 90

However, around 75% of potential GPCR therapeutic targets remain undrugged, representing a substantial untapped opportunity for future drug discovery.

Septerna has developed proprietary technologies to isolate, purify, and reconstitute GPCRs outside of cells into complexes with ligands, transducer proteins, and lipid bilayers which mimic cell membranes. These reconstituted assemblies are called Native Complexes because they replicate the natural structure, function, and dynamics of GPCRs in purified biochemical formats.

The Native Complex Platform™ is powered by a suite of tools and technologies that allow screening of billions of candidate molecules. It is designed to target specific GPCRs, uncover novel binding pockets for validated receptors, and pursue a wide spectrum of pharmacologies, including agonists (which activate GPCR signalling), antagonists (which inhibit GPCR signalling), and allosteric modulators (which either increase or decrease the degree of GPCR activation by endogenous ligands), to affect GPCR signalling in different ways to achieve desired therapeutic effects.

About Septerna

Septerna, Inc. is a biotechnology company pioneering a new era of GPCR drug discovery powered by its proprietary Native Complex Platform™. Its industrial-scale platform aims to unlock the full potential of GPCR therapies and has led to the discovery and development of its deep pipeline of oral small molecule product candidates focused initially on treating patients in three therapeutic areas: endocrinology, immunology and inflammation, and metabolic diseases. Septerna was launched by preeminent drug discovery company builders and scientific leaders in the biochemistry, structural biology, and pharmacology of GPCRs. For more information, please visit www.septerna.com.

About Novo Nordisk

Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark. Our purpose is to drive change to defeat serious chronic diseases, built upon our heritage in diabetes. We do so by pioneering scientific breakthroughs, expanding access to our medicines, and working to prevent and ultimately cure disease. Novo Nordisk employs about 77,400 people in 80 countries and markets its products in around 170 countries. For more information, visit novonordisk.com, Facebook, X, LinkedIn and YouTube.

Novo Nordisk A/S Global Communication	Novo Alle 1 2880 Bagsværd Denmark	Tel: +45 4444 8888 www.novonordisk.com	CVR no: 24 25 67 90

Contacts for further information

Novo Nordisk Media:

Ambre James-Brown	Liz Skrbkova (US)
+45 3079 9289	+1 609 917 0632
abmo@novonordisk.com	lzsk@novonordisk.com

Novo Nordisk investors:

Jacob Martin Wiborg Rode	Ida Schaap Melvold
+45 3075 5956	+45 3077 5649
jrde@novonordisk.com	idmg@novonordisk.com

Sina Meyer	Max Ung
+45 3079 6656	+45 3077 6414
azey@novonordisk.com	mxun@novonordisk.com

Frederik Taylor Pitter
+1 609 613 0568
fptr@novonordisk.com

Septerna Media:

Carly Scaduto
carly@carlyscadutoconsulting.com

Septerna Investors:

Renee Leck
renee@thrustsc.com

Novo Nordisk A/S Global Communication	Novo Alle 1 2880 Bagsværd Denmark	Tel: +45 4444 8888 www.novonordisk.com	CVR no: 24 25 67 90